As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 TRINITY BIOTECH PLC
(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
IDA Business Park
Bray, Co. Wicklow
Ireland
00 353 1 276 9800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TRINITY BIOTECH PLC EMPLOYEE SHARE OPTION PLAN 2020
TRINITY BIOTECH PLC EMPLOYEE SHARE OPTION PLAN 2017
(Full title of the plans)

Clint Severson
Trinity Biotech USA Inc
 2823 Girts Rd.
 Jamestown, NY 14701
 USA
1 800 325 3424
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven J. Glusband, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
(212) 732-3200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (7)		Proposed maximum offering price per ADS		Proposed maximum aggregate offering price	Amount of registration fee
American Depository Shares (1)	500,000	(2)	$5.75	(3)	$2,875,000	$313.65
American Depository Shares (1)	71,500	(4)	$5.75	(3)	$411,125	$44.85
American Depository Shares (1)	1,015,000	(5)	$2.74		$2,781,100	$303.42
American Depository Shares (1)	42,500	(5)	$3.10		$131,750	$14.37
American Depository Shares (1)	7,500	(5)	$2.67		$20,025	$2.18
American Depository Shares (1)	30,000	(5)	$2.76		$82,800	$9.03
American Depository Shares (1)	15,000	(5)	$5.16		$77,400	$8.44
American Depository Shares (1)	40,000	(5)	$4.95		$198,000	$21.60
American Depository Shares (1)	7,500	(5)	$5.11		$38,325	$4.18
American Depository Shares (1)	241,000	(5)	$5.35		$1,289,350	$140.67
American Depository Shares (1)	30,000	(5)	$4.41		$132,300	$14.43
American Depository Shares (1)	150,000	(6)	$2.69		$403,500	$44.02
American Depository Shares (1)	600,000	(6)	$2.90		$1,740,000	$189.83
Total	2,750,000				$10,180,675	$1,110.71

(1)
American Depositary Shares (“ADS”), each ADS representing four 'A' Ordinary Shares, with a nominal value of US$0.0109 per share (“A Ordinary Shares”) of Trinity Biotech plc (the “Company”), have been registered on a separate Registration Statement on Form F-6.

(2)	The 2,000,000 A Ordinary Shares represent the number of shares issuable in the future under the Employee Share Option Plan 2020 and are represented by 500,000 ADS.
(3)
Calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices ($5.60 and $5.89) of an ADR, as quoted on the NASDAQ on February 5, 2021.

(4)	The 286,000 A Ordinary Shares represent the number of shares issuable in the future under the Employee Share Option Plan 2017 and are represented by 71,500 ADS.
(5)	Issuable under options previously granted under the Employee Share Option Plan 2017.
(6)	Issuable under options previously granted under the Employee Share Option Plan 2020.
(7)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of securities that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Trinity Biotech plc for the purpose of registering 2,750,000 ADSs of the Registrant pursuant to the Registrant’s Employee Share Option Plan 2017 and Employee Share Option Plan 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Plan Information*

Registrant Information and Employee Plan Annual Information*

*The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents which have been filed by the Company (File No. 0-22320) with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated by reference herein and shall be deemed to be a part hereof.

(a)          The Company's Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”) filed on June 15, 2020.

(b)          Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on August 18, 2020, August 24, 2020, August 25, 2020 (Second Quarter Summary section thereto only), October 28, 2020 (two reports), November 17, 2020 (Third Quarter Summary section thereto only), November 24, 2020 and January 5, 2021.

(c)          Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

(d)          A description of the ADSs and the A Ordinary Shares is contained in Amendment No. 5 to the Company’s Registration Statement on Form F-1 (File No. 333-48556).

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it conflicts with a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference, and such statement shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Copies of any documents that are incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge by written or oral request from the Company's Corporate Secretary, Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland. The Company's telephone number is 00 353 1 276 9800.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Irish law permits indemnification for the benefit of a company’s directors and executive officers. However this indemnity is limited by the Irish Companies Act 2014 (the "Irish Companies Act"), which prescribes that, insofar as an advance commitment to indemnify its "officers" (within the meaning of the relevant provisions of the Irish Companies Act) is concerned, such a commitment only permits a company to pay the costs or discharge the liability of an officer where judgment is given in favor of the officer in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the officer acted honestly and reasonably and ought fairly to be excused. For this purpose, the term "officer" includes directors and company secretary, Any provision whereby an Irish company seeks to commit in advance to indemnify its officers (within the meaning of Irish law) will be void, whether contained in its constitution or any contract between the company and the officer. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered "officers" within the meaning of that term under the Irish Companies Act.

Subject to the limitations prescribed by the Irish Companies Act, the Company's Articles of Association provide that every Director and other officer of the Company (other than an Auditor) shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the court under the Irish Companies Act.

The Company may obtain directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.1	Constitution of Trinity Biotech plc (included as Exhibit 1 to our Annual Report on Form 20-F (File No. 000-22320), filed with the SEC on September 27, 2012).

4.2
Form of Deposit Agreement dated as of October 21, 1992, as amended and restated, among Trinity Biotech plc, The Bank of New York as Depositary, and all Owners and holders from time to time of American Depositary Receipts issued thereunder (included as Exhibit 1 to our Form F-6 (File No. 333-111946), filed with the SEC on January 15, 2004.)

4.3	Trinity Biotech plc Employee Share Option Plan 2017.

4.4	Trinity Biotech plc Employee Share Option Plan 2020.

5.1	Opinion of William Fry.

23.1	Consent of William Fry (included in Exhibit 5.1).

23.2	Consent of GRANT THORNTON, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page hereto).

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Bray, Wicklow, Ireland on February 12, 2021.

TRINITY BIOTECH PLC

By:	/s/ Ronan O’Caoimh
Ronan O’Caoimh Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes John Gillard his true and lawful attorney-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on February 12, 2021.

Signature	Title

/s/ Ronan O’Caoimh	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Ronan O’Caoimh

/s/ Jim Walsh	Executive Director
Jim Walsh

/s/ John Gillard	Chief Financial Officer, Executive Director, and Company Secretary
John Gillard

/s/ Kevin Tansley	Executive Director
Kevin Tansley

/s/ Clint Severson	Non-executive Director and Authorized U.S. Representative
Clint Severson

/s/ James D. Merselis	Non-executive Director
James D. Merselis